Exhibit 4.1

Supplemental Indenture (this “Supplemental Indenture”), dated as of November 24, 2015, among (i) Wright Medical Group, Inc., a Delaware corporation (the “Company”); (ii) Wright Medical Group N.V., a Dutch public limited company (naamloze vennootschap) (the “Guarantor”); and (iii) The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of February 13, 2015, providing for the issuance of $632,500,000 aggregate principal amount of 2% Cash Convertible Senior Notes due 2020 (the “Indenture”);

WHEREAS, Article 13 of the Indenture provides that within 90 days after the effective time of the Permitted Tornier Merger Transaction (the “Merger”), the Guarantor shall fully and unconditionally guarantee, on a senior unsecured basis, the Company’s obligations under the Indenture and the Notes on the terms and conditions set forth in the Indenture;

WHEREAS, the effective time of the Merger occurred on October 1, 2015 (the “Merger Effective Time”);

WHEREAS, prior to consummation of the Merger, the initial Conversion Rate for the Notes was 32.3939 shares of Common Stock per $1,000 principal amount of Notes (subject to adjustment as provided in Article 14 of the Indenture);

WHEREAS, in accordance with Section 14.01 of the Indenture, upon the Merger Effective Time, the Conversion Rate is required to be adjusted to equal the product of (A) the Conversion Rate in effect immediately prior to the Merger Effective Time multiplied by (B) the sum of (x) the quotient of the amount of cash that a holder of one share of Common Stock was entitled to receive in the Merger, if any, divided by the average Daily VWAPs for each of the 10 consecutive Trading Days immediately preceding the Merger Effective Time and (y) the number of Tornier Ordinary Shares that a holder of one share of Common Stock received in the Merger (subject to the other adjustments to the Conversion Rate as provided in Article 14 of the Indenture);

WHEREAS, under the terms of the Merger, each share of Company common stock was converted into the right to receive 1.0309 Tornier Ordinary Shares;

WHEREAS, Section 14.07 of the Indenture provides that in connection with a Reorganization Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(f) under the Indenture providing for the change in the right to convert each $1,000 principal amount of Notes resulting from the Merger and in accordance with the Indenture; and

WHEREAS, pursuant to Sections 10.01 and 13.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Guarantee. The Guarantor hereby fully and unconditionally guarantees the Company’s obligations under the Indenture and the Notes on a senior unsecured basis, hereby acknowledges and agrees that it has provided its Guarantee for good and valuable consideration and, subject to the provisions of Article 13 of the Indenture, unconditionally guarantees the Guarantee Obligations, on a senior unsecured basis, to the Trustee and each Holder and their successors and assigns in accordance with the term of the Indenture, including Article 13, and the Notes.

(3) Waiver of Rights. Subject to and in accordance with the provisions of Article 13 of the Indenture, the Guarantor hereby waives and relinquishes under the Indenture: (a) any right to require a Benefited Party to proceed against the Company or any other Person at any time before proceeding against the Guarantor; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of a Benefited Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons; (c) demand, protest and notice of any kind (except as expressly required by the Indenture), including but not limited to notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Guarantor, the Company, any Benefited Party, any creditor of the Guarantor or the Company or on the part of any other Person whomsoever in connection with any obligations the performance of which are hereby guaranteed; (d) any defense based upon an election of remedies by a Benefited Party, including but not limited to an election to proceed against the Guarantor for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal and (f) any defense arising because of a Benefited Party’s election, in any proceeding instituted under Bankruptcy Law, of the application of Section 1111(b)(2) of the Bankruptcy Code.

(4) Covenants. Subject to and in accordance with the provisions of Article 13 of the Indenture, the Guarantor hereby covenants and agrees that the Guarantee shall not be discharged except by payment in full of all Guarantee Obligations, including the principal, premium, if any, and interest and Additional Interest, if any, on the Notes and all other costs provided for under the Indenture or as provided in Article 7 of the Indenture or by release of the same in accordance with the provisions of the Indenture. Subject to and in accordance with the provisions of Article 13 of the Indenture, the Guarantor hereby further agrees (i) that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guarantee Obligations hereby until payment in full of all such obligations guaranteed hereby, (ii) as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated for purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantee Obligations, and (y) in the event of any acceleration of such obligations, such Guarantee Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee and (iii) that the Guarantee Obligations of the Guarantor under Article 13 of the Indenture and this Supplemental Indenture shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the Guarantee Obligations of the Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance under applicable law or being void or voidable under any law relating to insolvency or debt. The Guarantor hereby further acknolwedges, agrees and confirms its obligations under Article 13 of the Indenture.

(5) Settlement Upon Conversion. From and after the Merger Effective Time, Holders of the Notes shall have the right to convert the Notes (pursuant to, and subject to the conditions of, the Indenture) solely into cash at an initial conversion rate equal to 33.3949 Tornier Ordinary Shares per $1,000 principal amount of Notes (subject to adjustment as provided in Article 14 of the Indenture). In accordance with Section 14.07 of the Indenture and as set forth in the definition of “Daily VWAP” in the Indenture, from and after the Merger Effective Time, the Daily VWAP shall be calculated by reference to the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WMGI <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Tornier Ordinary Shares on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(6) Anti-dilution and other adjustments. The anti-dilution adjustments provided for in Article 14 shall remain in full force and effect and, subject to and in accordance with the Indenture, unless the context requires otherwise, at and after the effective time of the Merger references to the Common Stock shall be deemed to refer to Tornier Ordinary Shares. Except as expressly provided herein, all other provisions of the Indenture shall remain in full force and effect and this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture for any all purposes.

(7) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK).

(8) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantor. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Lance A. Berry
	Name:	Lance A. Berry
	Title:	Senior Vice President and Chief Financial Officer

WRIGHT MEDICAL GROUP N.V.

By:	/s/ Robert J. Palmisano
	Name:	Robert J. Palmisano
	Title:	President and Chief Executive Officer

[Signature page – Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Valere Boyd
	Name:	Valere Boyd
	Title:	Vice President

[Signature page – Supplemental Indenture]